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                                                                   Exhibit 3.3


                                   CERTIFICATE
                                       OF
                               RETIREMENT OF STOCK
                                       OF
                                   ALTEON INC.



         Pursuant to Section 243 of the Delaware General Corporation Law, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         1. The Certificate of Designations of 6% Cumulative Convertible Preferred Stock for Alteon Inc. provides that shares of the Corporation's 6% Cumulative Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be reissued.

         2. All 5,000 shares of 6% Cumulative Convertible Preferred Stock issued by the Corporation were acquired by the Corporation and were retired.

         3. As a result of such retirement of the 6% Cumulative Convertible Preferred Stock, the total number of shares of Preferred Stock which the Corporation is authorized to issue is 1,993,329 shares.

         IN WITNESS WHEREOF, this Certificate of Retirement of Stock is made this 10th day of September 1999.


                                     ALTEON INC.



                                     By: /s/ Kenneth I. Moch
                                         ---------------------------------------
                                           Kenneth I. Moch,
                                           President and Chief Executive Officer

ATTEST:



By: /s/ Elizabeth A. O'Dell
    ---------------------------------------------
      Elizabeth A. O'Dell,
      Vice President, Finance and Administration,
      Treasurer and Secretary